EXHIBIT A

COVER LETTER TO OFFER TO REPURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES OF LIMITED LIABILITY COMPANY INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

December 23, 2019

Dear Corbin Multi-Strategy Fund, LLC Member:

We are writing to inform you of important dates relating to a tender offer by Corbin Multi-Strategy Fund, LLC (the “Fund”). If you are not interested in having the Fund repurchase some or all of your shares of limited liability company interest (including fractions thereof) (“Shares”) valued as of March 31, 2020, please disregard this notice and take no action.

The tender offer period will begin on December 23, 2019 and will end at 11:59 p.m., Eastern Time, on January 24, 2020, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Shares. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Shares for repurchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than January 24, 2020. If you do not wish to have all or some of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to Corbin Multi-Strategy Fund, LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3140, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 11:59 p.m., Eastern Time, on January 24, 2020.

If you have any questions, please refer to the enclosed Offer to Repurchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (844) 626-7246.

Sincerely,

Corbin Multi-Strategy Fund, LLC